Exhibit 99.3

Chart E&C Receives FLNG Liquefaction Equipment Order from Black & Veatch
Cleveland, Ohio – July 31, 2014 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that Black & Veatch has awarded its wholly-owned subsidiary, Chart Energy & Chemicals, Inc., a contract in excess of $20 million for the supply of brazed aluminum heat exchangers (BAHX) and cold boxes for the recently announced Golar LNG Limited (Nasdaq: GLNG) floating liquefied natural gas (FLNG) project. The BAHX will be engineered and manufactured in Chart’s recently expanded La Crosse, Wisconsin plant and delivered to Chart’s waterside cold box fabrication facility in New Iberia, Louisiana, where they will be installed in cold boxes before being shipped to Singapore.
The Golar FLNG project involves the conversion of a former LNG carrier, the Hilli, to a floating liquefaction plant. Keppel Shipyard in Singapore is responsible for the provision of the design, detailed engineering and procurement of the marine systems and all of the conversion-related construction services. The Hilli will arrive at Keppel Shipyard within 3 to 4 months. This project represents the second time that Black & Veatch and Chart have teamed together to provide a liquefaction solution for FLNG.
BAHX offers stable and superior thermal and hydraulic performance compared to other heat exchanger technologies. The resultant compact modular solution is ideal for FLNG applications where space and weight are of paramount importance. BAHX also have demonstrated superior operational performance and dependability in motion environments.
“We are very pleased that, once again, Black & Veatch has chosen to partner with Chart for the supply of the mission critical heat exchangers for this key project, further demonstration of BAHX as the preferred technology for LNG,” commented Mike Durkin, President of Chart Energy & Chemicals.
Black & Veatch is combining its licensed PRICO® LNG technology with its global engineering, procurement and construction capabilities and will perform process design, detailed engineering, specify and procure topside equipment, and provide commissioning support.
Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, risks associated with international transactions, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.
Contact:

Ken Webster	or	Jim Fischman
Vice President, Chief Accounting		Director of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		jim.fischman@chartindustries.com